Exhibit 1.01

Eastman Chemical Company

Conflict Minerals Report

For The Year Ended December 31, 2015

This Conflict Minerals Report (this “Report”) of Eastman Chemical Company (“Eastman” or the “Company”) for the year ended December 31, 2015 (the “Reporting Period”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (as defined below) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule, through Form SD, imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of such products. Form SD defines “Conflict Minerals,” also referred to as 3TG, as cassiterite, columbite-tantalite, gold, and wolframite, and their derivatives, which are currently limited to tin, tantalum and tungsten.

Eastman conducted an analysis of the products that it manufactured, or contracted to be manufactured, during the Reporting Period and found that certain Conflict Minerals are necessary to the functionality or production of some of its products. This Report describes the process undertaken by the Company for identifying Conflict Minerals necessary to the functionality or production of these products, as well as management’s country of origin inquiry and additional due diligence measures as to the source and chain of custody of these Conflict Minerals. This Report is available on the Company’s website, http://www.eastman.com/Company/investors/Pages/Conflict_Materials_Disclosure.aspx. The content on, or accessible through, any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.

A number of the statements made in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are all statements, other than statements of historical fact, that may be made by the Company from time to time. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. The Company assumes no obligation to update or provide revisions to any forward-looking statement.

1.	Company Overview.

Eastman is a global specialty chemical company that produces a broad range of advanced materials, chemicals, and fibers that are found in products people use every day. Eastman works with customers to meet their needs in existing and new markets through development of innovative products and technologies. Eastman is focused on consistent earnings growth through a market-driven approach that takes advantage of the Company’s existing technology platforms, global market and manufacturing presence, and leading positions in key end markets such as transportation, building and construction, and consumables. Eastman’s products and operations are managed in four business segments - Additives & Functional Products, Advanced Materials, Fibers, and Chemical Intermediates.

Eastman’s use of Conflict Minerals in metallic form includes those in metals sputtered on some of its film products, and products from our Knowlton subsidiary that through a wet-laid production process are used in agriculture or mining equipment.

As a global specialty chemical company, the Company’s products and supply chain are highly complex. While management is aware of the nature of the raw materials and catalysts used in Eastman products, we must nonetheless rely on the Company’s direct suppliers to provide information on the origin of Conflict Minerals contained in components and materials supplied to the Company - including sources of Conflict Minerals that are supplied to such direct suppliers from lower tier suppliers. In most instances, Eastman is not in privity of contract with, and is several levels removed from, the entities that mine the Conflict Minerals. For example, Eastman does not purchase raw ore or unrefined Conflict Minerals. The Company therefore does not typically have a direct relationship with Conflict Minerals smelters and refiners and does not perform or direct, or have the ability to perform or direct, audits of these entities within the Company’s supply chain.

Exhibit 1.01

2.	Reasonable Country of Origin Inquiry.

As required by Form SD, Eastman has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals included in its products during the Reporting Period to determine whether any of such Conflict Minerals originated in the Democratic Republic of the Congo or an “adjoining country” (as defined in Form SD) (collectively, the “Covered Countries”) and whether any of such Conflict Minerals may be from recycled or scrap sources. Prior to and during the Reporting Period, the Company’s Conflict Minerals Team (“Team”), led by procurement and product data management personnel, identified Eastman products in which a Conflict Mineral was known to be used, as well as the suppliers of such products, which we refer to in this Report as “known Conflict Minerals suppliers.” The Team also identified certain raw materials, such as those in the form of a gas, that were outside the scope of the RCOI process. Once these raw materials were excluded, the Company queried both known Conflict Minerals suppliers and other suppliers of raw materials that could potentially contain Conflict Minerals.

We participate in an industry initiative that audits smelters’ and refiners’ due diligence activities. That industry initiative is the Conflict-Free Sourcing Initiative (“CFSI”). As a member of CFSI, the Team used the CFSI Conflict Minerals Due Diligence Template (“Template”) and associated due diligence information developed by the CFSI to query all suppliers we contacted, whether known Conflict Minerals suppliers or other suppliers providing a raw material that might contain a Conflict Mineral, as to their use of Conflict Minerals. The Template includes a number of questions and requires each supplier, as applicable, to identify all of the smelters used to supply any Conflict Minerals contained in materials or products supplied by such supplier, whether those smelters are in one of the Covered Countries, and the source country of Conflict Minerals used by each of the smelters. The Team reviewed completed Templates to determine whether (i) the information appeared to be correct, complete, and internally consistent, (ii) the identified smelters are on one of the CFSI Program Compliant Lists (defined below) or whether the suppliers have advised that they intend to participate in the Program (defined below), and (iii) any of the identified smelters source from a Covered Country.

RCOI Responses and Follow-up.

The Company received some form of response from all of the known Conflict Minerals suppliers, although not all known Conflict Minerals suppliers provided a completed Template. Those known Conflict Minerals suppliers which did not complete a Template when asked to do so, or whose Template was determined to be incomplete or internally inconsistent, were again requested to complete a Template in a follow-up request, and guidance was provided for those who appeared to be unfamiliar with the Template and the questions being asked. Eastman ultimately had only one known Conflict Minerals supplier which failed to complete a Template.

A number of the other raw materials suppliers did not respond to our query this year, even after multiple contacts were made to obtain this information. Accordingly, the level of detail and completeness provided in the responses continue to vary. Those raw materials suppliers which responded categorically to our query about the presence of a Conflict Mineral in their product, and which failed to complete the Template, were again asked to complete the Template, and those providing an incomplete or internally inconsistent Template were likewise asked to fully complete the Template. Those raw material suppliers which certified that their product did not contain a Conflict Mineral, in lieu of completing a Template, were not asked again to complete the Template.

We note that our raw materials suppliers, as is Eastman, are reliant upon information provided by their suppliers. In some cases, raw materials suppliers or their suppliers may still be unfamiliar with the Rule, especially if they are not subject to the Rule themselves. As noted, the Team reviewed the completed Templates and other responses against criteria developed to determine which required further engagement. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. The Team worked directly with these known Conflict Minerals suppliers and other raw materials suppliers to attempt to obtain revised responses, although in some cases the Company received no further information or was not able to further confirm the information previously provided.

3.	Conflict Minerals Due Diligence Process.

The Company’s Conflict Minerals due diligence measures described herein, which have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten, are summarized below.

Exhibit 1.01

(a)	Establish Strong Company Management Systems.

We have adopted the following Conflict Minerals Statement:

Eastman is committed to conducting our business activities in accordance with the highest legal and ethical standards. This commitment is reflected in our Code of Business Conduct. We are also committed to sourcing materials from suppliers that share our values, and we expect our suppliers to comply with our Third Party Code of Conduct - Doing Business with Eastman.

Eastman is concerned that trade in certain minerals mined in regions of the Democratic Republic of Congo and adjoining countries (“Covered Countries”) and metals refined from those minerals - tantalum, tin, tungsten and gold (“3TG”) -- may be contributing to human rights abuses. In an effort to combat these abuses, Congress passed section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Securities and Exchange Commission approved a final rule regarding the sourcing of 3TG from Covered Countries. Under the rule, publicly traded companies like Eastman must annually report to the SEC the presence of 3TG originating from Covered Countries in the products they manufacture or contract to manufacture if the 3TG is necessary for the functionality or production of a product.

Eastman has developed a comprehensive process to meet this regulatory obligation including taking steps to increase our supply chain due diligence measures and internal controls for 3TG. As a member of the Conflict-Free Sourcing Initiative (“CFSI”), we use the CFSI Conflict Minerals Due Diligence Template and associated due diligence information developed by the CFSI to query suppliers, whether known Conflict Minerals suppliers or other suppliers providing a raw material that might contain a Conflict Mineral, as to their use of Conflict Minerals.

Eastman’s Position on the Use of 3TG

Eastman is committed to working with our suppliers to determine whether our purchased materials contain 3TG from a Covered Country, and if so, to confirm that the use of such minerals does not directly or indirectly finance or benefit armed groups, and to fully complying with the SEC reporting requirement.

Eastman’s Expectations for Suppliers

•
Supply raw materials that do not contribute to human rights abuses. Suppliers are expected to supply materials to Eastman that do not contribute to human rights abuses in the Covered Countries, which means: 1) any 3TG necessary to the functionality or production of materials must not directly or indirectly fund armed conflict in the Covered Countries or 2) any 3TG must be from recycled or scrap sources.

•
Adopt conflict minerals policy. Suppliers to Eastman must adopt a policy regarding 3TG that is consistent with Eastman’s policy, implement management systems to support compliance with their policy, and require their suppliers to take the same steps.

•
Develop supply chain due diligence and provide responses to Eastman. Respond to Eastman’s due diligence requests in a timely manner providing current and accurate information, updating as need to ensure continuing accuracy.

Concerns regarding this policy or any potential violations of this policy may be reported through Eastman’s Business Conduct Helpline: 1-800-455-5622.

Internal Team.

As discussed above, Eastman has established a management system for sourcing of Conflict Minerals. The Company’s management system includes a Conflict Minerals Management Team co-sponsored by the Vice President and Chief Procurement Officer, and the Vice President, Global Trade & Compliance, and Assistant General Counsel. The Team is comprised of subject matter experts from relevant functions such as procurement, product data management, the legal department, and product stewardship. The team of subject matter experts is responsible for implementing management’s Conflict Minerals compliance strategy and is led by the Global Procurement Risk Manager who acts as the Conflict Minerals Team Manager. Senior management is briefed on results of the due diligence efforts on a regular basis.

Exhibit 1.01

Control Systems.

Since the Company does not have direct relationships with Conflict Minerals smelters and refiners, management has used its membership in CFSI and the Template and associated due diligence information developed by the CFSI to work with CFSI and our suppliers to identify upstream participants in the supply chain and conduct due diligence investigation of them.

Internal controls include, but are not limited to, Eastman’s Code of Business Conduct which outlines expected behaviors for all Eastman employees, the Third Party Code of Conduct - Doing Business with Eastman, and supplier Conflict Minerals contract provisions.

Supplier Engagement.

With respect to the OECD requirement to strengthen engagement with suppliers, management continues to engage the Company’s raw materials suppliers, asking that they complete a CFSI Template and provide additional information as necessary. Follow-up on this engagement, as further described herein, depends upon the nature and extent of the information received from these suppliers, and further information available from CFSI. Feedback from this engagement has allowed management to better understand the supply chains of Eastman suppliers and the level of knowledge these suppliers have of their own supply chains. Management believes this engagement has helped to improve the quality of the responses received and will improve the quality of future responses.

Contracts with the Company’s raw materials suppliers are frequently for terms of three to five years or more, and Eastman does not unilaterally impose new contract terms and flow-down requirements. As Eastman enters into new contracts, or existing contracts are renewed, the Company typically adds a provision to require suppliers to provide information about the source of Conflict Minerals and smelters. The Company believes it will take a number of years to ensure that all of the Company’s supplier contracts contain flow-down clauses. Management continues to work with suppliers to ensure they provide Conflict Minerals sourcing information, until all supply contracts can be amended or replaced.

Grievance Mechanism.

Concerns regarding the Company’s Conflict Minerals process and policy or any potential violations may be reported through Eastman’s Business Conduct Helpline.

Records Maintenance.

The Company policy is to retain relevant documentation in a secure location for a period of seven years.

(b)	Identify and Assess Risk in the Supply Chain.

As discussed above, the Company is continuing to assess its supply chain to reduce the likelihood that the Conflict Minerals used in the Company’s products could benefit armed groups in the Covered Countries and works with its suppliers to develop greater supply chain transparency.

(c)	Design and Implement a Strategy to Respond to Identified Risks.

In situations where a supplier has disclosed the existence or potential existence of Conflict Minerals that were sourced from the Covered Countries in one or more components or parts that they sell to the Company for incorporation into Eastman products, the Company, directly and through its membership in CFSI, has employed a practice of further engagement with such supplier in an effort to better understand its procurement practices and how it intends to reduce the likelihood that such Conflict Minerals could benefit armed groups in the Covered Countries. With this information, Eastman believes it will be better positioned to evaluate the circumstances affecting such supplier and formulate the Company’s action plan with respect to continued sourcing from such supplier.

Exhibit 1.01

In addition, the CFSI also has developed a Conflict-Free Smelter Program (“Program”) that includes Program Compliant Smelter and Refiner Lists (“Program Compliant Lists”). To appear on one of these Program Compliant Lists, the smelter or refiner must be compliant with the Program Supply Chain Transparency Smelter Audit Protocol, in which an independent third party evaluates smelter and refiner procurement activities and determines if the smelter or refiner has demonstrated that all the materials it processed originated from conflict-free sources. Those smelters or refiners not yet on a Program Compliant List, but that have submitted an Agreement for the Exchange of Confidential Information and Auditee Agreement to the CFSI, are considered actively pursuing certification (“Active”). If a smelter or refiner that has been identified as Active is deemed by the CFSI not to be progressing toward an audit, gap closure, or re-audit for more than 90 days, that smelter or refiner will be removed from the Active List. Ideally, all of the smelters and refiners of a conflict mineral that Eastman uses will be on one of the Program Compliant or Active Lists. As part of Eastman’s due diligence investigation, Eastman requests that relevant smelters used by its suppliers complete the Program, and insists they do so if they are located in, or source in, a Covered Country. Further, Eastman provides smelter information received from its suppliers to CFSI so that CFSI can work directly with the smelter to conduct the necessary due diligence. CFSI, in turn, reports information on smelter sourcing to its members, information that may be useful in confirming that the information we receive from our suppliers is correct and complete.

(d)	Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain.

Where possible, the Company has relied on third-party assurances and certifications, especially through its membership in the CFSI. For example, the Company accepts as reliable information provided by any smelter that is a member of the CFSI Program. To the extent that other audited supplier certifications are provided to the Company, Eastman considers reliance on a case-by-case basis. As a member of CFSI, Eastman also has access to additional information from CFSI for smelting and refining facilities that are validated through the Program, including smelter location, country of origin information, most recent audit date, mineral sourcing country information, and access to the smelters’ Conflict Minerals policy.

(e)	Report on Supply Chain Due Diligence.

This Report is publicly available at http://www.eastman.com/Company/investors/Pages/Conflict_Materials_Disclosure.aspx, and meets the OECD recommendation to report annually on supply chain due diligence.

4.	Conflict Minerals Diligence Results.

The Company relies on its direct suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to Eastman - including sources of Conflict Minerals that are supplied to them from lower tier suppliers. As noted, the Company uses the CFSI materials in its OECD-compliant program, which includes requesting suppliers to complete the Template. Management believes that this method of obtaining information about Conflict Minerals smelters and refiners in the Company’s supply chain from direct suppliers represents a reasonable effort to determine the mines or locations of origin of the Conflict Minerals in Eastman’s supply chain, is reasonably designed to determine the Company’s use of Conflict Minerals, is being carried out in good faith for the purpose of complying with its regulatory obligations, and satisfies the Company’s obligation to conduct a reasonable country of origin inquiry. In determining whether further due diligence investigation is required in a given instance, the Company has in certain instances also relied upon additional supplier certification or participation in the CFSI Program in determining the source of Conflict Minerals in its products.

Based on the information obtained in the RCOI and due diligence process described above, the Company determined that a portion of the tin included in its products during the Reporting Period, in cases where the supplier indicated sourcing from a Covered Country or did not identify all the sources of its Conflict Minerals, was sourced from one or more of the following smelters: PT Prima Timah Utama, PT Stanindo Inti Perkasa, PT Sanwiguna Binasentosa, PT DS Jaya Abadi, PT Refined Bangka Tin, PT Tinindo Inter Nusa, PT Belitung Industri Sejahtera, Metallo-Chimique N.V., Malaysia Smelting Corporation, Thaisarco, PT Timah (Persero) Tbk Kundur, and PT Timah (Persero) Tbk Mentok.

Based on the information obtained in the RCOI and due diligence process described above, the Company has also determined that a portion of the tin included in its products during the Reporting Period was sourced from one or more of the following countries: Indonesia, Australia, Rwanda, the DRC, and Belgium.

Exhibit 1.01

Further, the Company determined that a portion of the tungsten included in its products during the Reporting Period, in the case where the supplier did not identify all of the sources of their Conflict Minerals, were sourced from one or more of the following smelters: Jiangxi Xinsheng Tungsten Industry Co., Ltd., Vietnam Youngsun Tungsten Industry Co., Ltd., Jiangxi Yaosheng Tungsten Co., Ltd., H.C. Starck Smelting GmbH & Co., Ltd., Xinhai Rendan Shaoguan Tungsten Co., Ltd., H.C. Starck GmbH, Ganzhou Seadragon W & Mo Co., Ltd., Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd., Xiamen Tungsten Co., Ltd., Hunan Chunchang Nonferrous Metals Co., Ltd., Kennametal Huntsville, Chenzhou Diamond Tungsten Products Co., Ltd., Chongyi Zhangyuan Tungsten Co., Ltd., Dayu Weilang Tungsten Co., Ltd., Fujian Jinxin Tungsten Co., Ltd., Ganxian Shirui New Material Co., Ltd., Ganzhou Huaxing Tungsten Products Co., Ltd., Ganzhou Jiangwu Ferrotungsten Co., Ltd., and Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.. Although this supplier provided smelter information, it failed to provide information on the countries from which the supplier sourced its material. One supplier of tungsten has yet to provide us any smelter information. We will continue to encourage them to provide the necessary information.

As described in the Company’s Conflict Minerals Statement (described above), management intends to continue to engage any suppliers that management believes may be supplying the Company with Conflict Minerals from sources that may support conflict in a Covered Country to establish an alternative source of Conflict Minerals that does not support such conflict, as provided in the OECD Guidance.

Based on the RCOI and due diligence measures described above, however, management has been unable to determine the smelter, refiner, or country of origin for a portion of the Conflict Minerals included in Eastman’s products during the Reporting Period. This is due primarily to the quality of the information received from the known Conflict Minerals suppliers, some of which provided Template responses at a “company-wide” level rather than a “product-specific level” or included only partially completed Templates that did not, for example, identify all of the supplier’s smelters or all of the countries from which its Conflict Minerals were obtained. As noted above, although the Company received a response from all of the known Conflict Minerals suppliers, the quality of the responses received varies, making management hesitant to rely fully on all of these responses. Management expects the quality of this information to continue to improve over time as the Company’s suppliers become more familiar with the information necessary to properly make this determination.

5.	Additional Steps to be Taken.

In addition to the steps already taken, as set out above, Eastman intends to take the following, or other appropriate steps to continue to improve the due diligence conducted, in an effort to further mitigate the likelihood that the Conflict Minerals used in the Company’s products could benefit armed groups in the Covered Countries:

a.	Include a Conflict Minerals provision in new or renewed supplier contracts.

b.
Further engage with suppliers, directly and through its membership in CFSI, and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

c.
Require that any of the Company’s suppliers found to be supplying Eastman with Conflict Minerals from sources that support conflict in a Covered Country work to establish alternative sources of Conflict Minerals that do not support such conflict.

d.	Continue to work with the OECD, CFSI, and other relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.